Expeditors International

of Washington, Inc.

1015 Third Avenue

Seattle, WA 98104-1190

Tel: 206-674-3400

August 3, 2023

SUBMISSION VIA EDGAR

Division of Corporation Finance

Disclosure Review Program

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attn: Cheryl Brown and Amanda Ravitz

Re:	Securities and Exchange Commission
Staff Comments dated July 28, 2023 regarding
Staff Comments dated July 28, 2023 regarding
Definitive Proxy Statement on Schedule 14A Filed March 21, 2023
File No. 000-13468

Dear Division of Corporation Finance:

I am writing to confirm that Expeditors International of Washington, Inc. will revise its future proxy disclosures on Pay versus Performance in accordance with your comments set forth in your letter to us dated July 28, 2023.

If you should have any further questions or comments, please do not hesitate to contact me at (206) 674-3412.

Sincerely,

Expeditors International of Washington, Inc.

/s/ Bradley S. Powell
Bradley S. Powell,

Senior Vice President & Chief Financial Officer

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